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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. __)*

                          One Voice Technologies, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  682421 10 2
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                                 (CUSIP Number)

                                     10/26/06
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             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 682421 10 2

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1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         Jacobo Kaloyan
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2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
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3.   SEC Use Only

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4.   Citizenship or Place of Organization
         Mexico
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               5.   Sole Voting Power
  NUMBER OF             22,900,000
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY              0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON               22,900,000
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                        0
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         22,900,000
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10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)      NA                                           [_]
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11.  Percent of Class Represented by Amount in Row (9)
         4.24%
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12.  Type of Reporting Person (See Instructions)
         Individual
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Item 1(a).        Name of Issuer:
                  One Voice Technologies, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  4275 Executive Square, Suite 200
                  La Jolla, California  92037

Item 2(a).        Name of Person Filing:
                  Jacobo Kaloyan

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  PRIV. COLINA DEL VALLE No. 7020
                  FRAC. RES. AGUA CALIENTE C.P. 22480
                  TIJUANA, BAJA CALIFORNIA: MEXICO

Item 2(c).        Citizenship:
                  Mexico

Item 2(d).        Title of Class of Securities:
                  Common Stock

Item 2(e).        CUSIP Number: 682421 10 2

Item 3.           Type of Person:
                  NA

Item 4.           Ownership: Individual

         a.       Amount Beneficially owned:

                  22,900,000

         b.       Percent of Class: 4.24%



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Page 4 of 5

         c.       Number of shares as to which person has:

                  (i) Sole power to vote or to direct the vote:
                           22,900,000

                  (ii) Shared power to vote or to direct the vote:
                           0

                  (iii) Sole power to dispose or to direct the disposition of:
                           22,900,000

                  (iv) Shared power to dispose or to direct the disposition of:
                           0

Item 5.           Ownership of Five Percent or less of a Class:
                           NA

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:
                           NA

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:
                           NA

Item 8.           Identification and Classification of Members of the Group:
                           NA

Item 9.           Notice of Dissolution of Group:
                           NA



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Item 10.          Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Date: October 26, 2006

                                             /s/ Jacobo Kaloyan
                                             ------------------
                                             Jacobo Kaloyan

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)